UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

Vitamin Shoppe, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

92849E101

(CUSIP Number)

Carlson Capital, L.P.

Attn: Joseph Brucchieri

2100 McKinney Avenue

Suite 1800

Dallas, TX 75201

(214) 932-9600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 9, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13D-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Double Black Diamond Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 753,917 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 753,917 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 753,917 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 3.17%
14	TYPE OF REPORTING PERSON CO

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Black Diamond Relative Value Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 303,999 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 303,999 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 303,999 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 1.28%
14	TYPE OF REPORTING PERSON CO

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Black Diamond Relative Value Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 57,267 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 57,267 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,267 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 0.24%
14	TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Black Diamond Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 66,852 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 66,852 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,852 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 0.28%
14	TYPE OF REPORTING PERSON CO

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Black Diamond Arbitrage Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 0.00%
14	TYPE OF REPORTING PERSON CO

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Carlson Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,182,035 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,182,035 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,182,035 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 4.97%
14	TYPE OF REPORTING PERSON PN; IA

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Asgard Investment Corp. II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,182,035 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,182,035 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,182,035 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 4.97%
14	TYPE OF REPORTING PERSON CO

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Asgard Investment Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,182,035 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,182,035 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,182,035 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 4.97%
14	TYPE OF REPORTING PERSON CO

SCHEDULE 13D

CUSIP No. 92849E101

1	NAMES OF REPORTING PERSON Clint D. Carlson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,182,035 Common Shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,182,035 Common Shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,182,035 Common Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES 4.97%
14	TYPE OF REPORTING PERSON IN

This Amendment No. 6 to Schedule 13D (this “Amendment No. 6”) relates to the common stock, par value $0.01 per share (the “Common Shares”), of Vitamin Shoppe, Inc., a Delaware corporation (the “Issuer”), and amends the Schedule 13D filed on April 22, 2015, as amended by Amendment No. 1 thereto filed on July 31, 2015, Amendment No. 2 thereto filed on October 13, 2015, Amendment No. 3 thereto filed on January 12, 2016, Amendment No. 4 thereto filed on February 24, 2016 and Amendment No. 5 thereto filed on February 21, 2017 (the “Original Schedule 13D” and, together with this Amendment No. 6, the “Schedule 13D”). Capitalized terms used and not defined in this Amendment No. 6 have the meanings set forth in the Original Schedule 13D.

This Amendment No. 6 is being filed to amend Item 5 of the Schedule 13D as set forth below. As set forth below, none of the Reporting Persons are the beneficial owners of more than 5% of the Common Shares. The filing of this Amendment No. 6 represents the final amendment to the Schedule 13D and constitutes an exit filing for the Reporting Persons.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Items 5(a)-(c) and (e) of the Schedule 13D are amended and restated as follows:

(a) and (b)

The Reporting Persons may be deemed to beneficially own in the aggregate 1,182,035 Common Shares. Based upon a total of 23,789,852 Common Shares outstanding as of July 21, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2017, filed with the Securities and Exchange Commission on August 9, 2017, the Reporting Persons’ shares represent approximately 4.97% of the outstanding Common Shares.

Carlson Capital, Asgard II, Asgard I and Mr. Carlson have the power to vote and direct the disposition of (i) the 753,917 Common Shares reported herein as owned by DOF, (ii) the 303,999 Common Shares reported herein as owned by ROF, (iii) the 57,267 Common Shares reported herein as owned by RVC, and (iv) the 66,852 Common Shares reported herein as owned by OFF. As of August 9, 2017, AOF no longer may be deemed to beneficially own any Common Shares.

(c) Information concerning transactions in the Common Shares effected by the Reporting Persons in the past sixty (60) days is set forth in Appendix A hereto and is incorporated herein by reference.

(e) The Reporting Persons ceased to be the beneficial owners of more than 5% of the Common Shares as of August 10, 2017.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: August 11, 2017

DOUBLE BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

By:	Asgard Investment Corp. II, its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

BLACK DIAMOND RELATIVE VALUE OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

By:	Asgard Investment Corp. II, its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

BLACK DIAMOND RELATIVE VALUE CAYMAN, L.P.

By:	Carlson Capital, L.P., its investment manager

By:	Asgard Investment Corp. II, its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

By:	Asgard Investment Corp. II, its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

BLACK DIAMOND ARBITRAGE OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment manager

By:	Asgard Investment Corp. II, its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

CARLSON CAPITAL, L.P.

By:	Asgard Investment Corp. II, its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

ASGARD INVESTMENT CORP. II

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

ASGARD INVESTMENT CORP.

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

/s/ Clint D. Carlson
Clint D. Carlson

Appendix A

TRANSACTIONS IN THE ISSUER’S COMMON SHARES BY THE REPORTING PERSONS IN THE PAST SIXTY (60) DAYS

The following tables set forth all transactions in the Common Shares effected by any of the Reporting Persons in the past sixty (60) days. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

Double Black Diamond Offshore Ltd.

Type	Qty.	Price	Trade Date
Buy	151,892	$10.5250	7/11/2017
Sell	144	$11.3102	7/17/2017
Sell	6,810	$11.2373	7/18/2017
Sell	386	$11.2373	7/18/2017
Sell	378	$11.2373	7/18/2017
Sell	39,597	$11.3376	7/19/2017
Sell	2,245	$11.3376	7/19/2017
Sell	2,202	$11.3376	7/19/2017
Sell	7,286	$11.5618	7/20/2017
Sell	413	$11.5618	7/20/2017
Sell	405	$11.5618	7/20/2017
Buy	97	$10.6250	7/21/2017
Buy	13,766	$10.4194	7/21/2017
Buy	2,576	$10.5047	7/21/2017
Buy	17,629	$10.5338	7/24/2017
Sell	15,612	$10.2196	8/2/2017
Sell	1,015	$10.2196	8/2/2017
Sell	5,006	$10.2841	8/3/2017
Sell	325	$10.2841	8/3/2017
Sell	12,166	$10.0074	8/4/2017
Sell	791	$10.0074	8/4/2017
Sell	174	$10.0000	8/7/2017
Sell	11	$10.0000	8/7/2017
Sell	53,405	$9.7679	8/8/2017
Sell	3,475	$9.7679	8/8/2017
Sell	36,408	$6.9427	8/9/2017
Sell	53,491	$7.0419	8/9/2017
Sell	31,636	$6.6913	8/9/2017
Sell	2,369	$6.9427	8/9/2017
Sell	3,480	$7.0420	8/9/2017
Sell	2,060	$6.6912	8/9/2017
Sell	105,012	$6.3380	8/9/2017
Sell	10,060	$6.6712	8/9/2017
Sell	12,252	$6.5644	8/9/2017
Sell	36,703	$6.5305	8/9/2017
Sell	655	$6.6712	8/9/2017
Sell	6,834	$6.3380	8/9/2017
Sell	798	$6.5644	8/9/2017
Sell	2,387	$6.5305	8/9/2017
Sell	282,986	$6.1349	8/9/2017
Sell	18,418	$6.1349	8/9/2017
Sell	126,683	$6.0248	8/10/2017
Sell	5,059	$6.3188	8/10/2017
Sell	287	$6.3188	8/10/2017
Sell	7,185	$6.0248	8/10/2017
Sell	281	$6.3188	8/10/2017
Sell	7,046	$6.0248	8/10/2017

Black Diamond Relative Value Offshore Ltd.

Type	Qty.	Price	Trade Date
Sell	80	$11.3102	7/17/2017
Sell	3,697	$11.2373	7/18/2017
Sell	319	$11.2373	7/18/2017
Sell	227	$11.2373	7/18/2017
Sell	21,499	$11.3376	7/19/2017
Sell	1,858	$11.3376	7/19/2017
Sell	1,322	$11.3376	7/19/2017
Sell	3,956	$11.5618	7/20/2017
Sell	341	$11.5618	7/20/2017
Sell	243	$11.5618	7/20/2017
Sell	68,778	$6.0248	8/10/2017
Sell	2,747	$6.3188	8/10/2017
Sell	239	$6.3188	8/10/2017
Sell	5,943	$6.0248	8/10/2017
Sell	4,232	$6.0248	8/10/2017
Sell	168	$6.3188	8/10/2017

Black Diamond Relative Value Cayman, L.P.

Type	Qty.	Price	Trade Date
Sell	15	$11.3102	7/17/2017
Sell	694	$11.2373	7/18/2017
Sell	104	$11.2373	7/18/2017
Sell	4,039	$11.3376	7/19/2017
Sell	610	$11.3376	7/19/2017
Sell	742	$11.5618	7/20/2017
Sell	112	$11.5618	7/20/2017
Sell	516	$6.3188	8/10/2017
Sell	12,920	$6.0248	8/10/2017
Sell	78	$6.3188	8/10/2017
Sell	1,954	$6.0248	8/10/2017

Black Diamond Offshore Ltd.

Type	Qty.	Price	Trade Date
Buy	36,808	$10.5250	7/11/2017
Sell	5	$11.3102	7/17/2017
Sell	285	$11.2373	7/18/2017
Sell	3	$11.2373	7/18/2017
Sell	14	$11.2373	7/18/2017
Sell	1,663	$11.3376	7/19/2017
Sell	21	$11.3376	7/19/2017
Sell	83	$11.3376	7/19/2017
Sell	305	$11.5618	7/20/2017
Sell	4	$11.5618	7/20/2017
Sell	15	$11.5618	7/20/2017
Buy	3,334	$10.4194	7/21/2017
Buy	24	$10.6250	7/21/2017
Buy	624	$10.5047	7/21/2017

Buy	4,271	$10.5338	7/24/2017
Sell	571	$10.2196	8/2/2017
Sell	37	$10.2196	8/2/2017
Sell	182	$10.2841	8/3/2017
Sell	12	$10.2841	8/3/2017
Sell	445	$10.0074	8/4/2017
Sell	29	$10.0074	8/4/2017
Sell	6	$10.0000	8/7/2017
Sell	1,955	$9.7679	8/8/2017
Sell	130	$9.7679	8/8/2017
Sell	1,157	$6.6913	8/9/2017
Sell	1,959	$7.0419	8/9/2017
Sell	1,334	$6.9427	8/9/2017
Sell	78	$6.6912	8/9/2017
Sell	129	$7.0420	8/9/2017
Sell	88	$6.9427	8/9/2017
Sell	448	$6.5644	8/9/2017
Sell	1,345	$6.5305	8/9/2017
Sell	368	$6.6712	8/9/2017
Sell	3,845	$6.3380	8/9/2017
Sell	91	$6.5305	8/9/2017
Sell	29	$6.5644	8/9/2017
Sell	25	$6.6712	8/9/2017
Sell	254	$6.3380	8/9/2017
Sell	10,363	$6.1349	8/9/2017
Sell	690	$6.1349	8/9/2017
Sell	212	$6.3188	8/10/2017
Sell	5,322	$6.0248	8/10/2017
Sell	71	$6.0248	8/10/2017
Sell	2	$6.3188	8/10/2017
Sell	266	$6.0248	8/10/2017
Sell	11	$6.3188	8/10/2017

Black Diamond Arbitrage Offshore Ltd.

Type	Qty.	Price	Trade Date
Sell	858	$10.2196	8/2/2017
Sell	275	$10.2841	8/3/2017
Sell	669	$10.0074	8/4/2017
Sell	9	$10.0000	8/7/2017
Sell	2,935	$9.7679	8/8/2017
Sell	2,001	$6.9427	8/9/2017
Sell	2,941	$7.0419	8/9/2017
Sell	1,738	$6.6913	8/9/2017
Sell	5,772	$6.3380	8/9/2017
Sell	2,017	$6.5305	8/9/2017
Sell	553	$6.6712	8/9/2017
Sell	673	$6.5644	8/9/2017
Sell	15,553	$6.1349	8/9/2017